UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 13, 2019
(Date of earliest event reported)

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-12609	PG&E CORPORATION	California	94-3234914
1-2348	PACIFIC GAS AND ELECTRIC COMPANY	California	94-0742640

77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-1000 (Registrant’s telephone number, including area code)	77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-7000 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	PG&E Corporation	☐
Emerging growth company	Pacific Gas and Electric Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

PG&E Corporation	☐
Pacific Gas and Electric Company	☐

Item 1.03                  Bankruptcy or Receivership
Item 8.01                  Other Events

PG&E Corporation (the “Corporation”) and its regulated utility subsidiary, Pacific Gas and Electric Company (the “Utility”), are facing extraordinary challenges relating to a series of catastrophic wildfires that occurred in Northern California in 2017 and 2018. Following a comprehensive review with the assistance of outside advisors, the boards of directors of the Corporation and the Utility have determined that commencing reorganization cases under Chapter 11 of the U.S. Bankruptcy Code (“Chapter 11”) is appropriate, necessary and in the best interests of all stakeholders, including wildfire claimants, PG&E’s other creditors and shareholders, and is ultimately the only viable option to restore PG&E’s financial stability to fund ongoing operations and provide safe service to customers. The Corporation and the Utility currently expect that they will file for reorganization under Chapter 11 in the U.S. Bankruptcy Court for the Northern District of California on or about January 29, 2019, following the expiration of a 15-day advance notice period mandated under recently enacted California law.

PG&E expects that the Chapter 11 process will, among other things:

•	enable continued safe delivery of natural gas and electric service to PG&E’s millions of customers,

•	support the orderly, fair and expeditious resolution of PG&E’s potential liabilities resulting from the 2017 and 2018 Northern California wildfires,

•	enable PG&E to continue its extensive restoration and rebuilding efforts to assist communities affected by the 2017 and 2018 Northern California wildfires,

•
allow PG&E to work with regulators and policymakers to determine the most effective way for customers to receive safe natural gas and electric service for the long term in an environment that continues to be challenged by climate change, and

•
assure PG&E has access to the financial resources necessary to support ongoing operations and enable PG&E to continue investing in its systems, infrastructure and critical safety efforts, including investing in its Community Wildfire Safety Program, an additional precautionary measure implemented following the 2017 Northern California wildfires to further reduce wildfire risk.

The Corporation and the Utility collectively are referred to as “PG&E” in this current report on Form 8-K, but each of the Corporation and the Utility is a separate entity, with distinct creditors and claimants, and is subject to separate laws, rules and regulations. The Utility is an electric and natural gas utility that primarily is regulated by the California Public Utilities Commission (the “CPUC”) at the state level and by the Federal Energy Regulatory Commission and the Nuclear Regulatory Commission at the federal level.  The Utility is also subject to the requirements of other federal, state and local regulatory agencies, including with respect to safety, the environment and health.

Potential Wildfire-Related Liabilities

Camp Fire

On November 8, 2018, a wildfire began near the city of Paradise, Butte County, California (the “Camp Fire”), which is located in the Utility’s service territory. The California Department of Forestry and Fire Protection’s (“Cal Fire”) Camp Fire Incident Information Website as of January 4, 2019, 8:41 a.m. Pacific Time (the “Cal Fire website”), indicated that the Camp Fire consumed 153,336 acres. On the Cal Fire website, Cal Fire reported 86 fatalities and the destruction of 13,972 residences, 528 commercial structures and 4,293 other buildings resulting from the Camp Fire.

The cause of the Camp Fire remains under investigation, and PG&E is cooperating with those investigations. The Utility has submitted two Electric Incident Reports (the “EIRs”) to the CPUC, one on November 8, 2018 and one on November 16, 2018. On December 11, 2018, the Utility publicly released a letter to the CPUC supplementing the EIRs (the “20-Day Electric Incident Report”), which stated:

•
On Cal Fire’s website, Cal Fire has identified coordinates for the Camp Fire near Tower :27/222 on the Utility’s Caribou-Palermo 115 kV Transmission Line and has identified the start time of the Camp Fire as 6:33 a.m. on November 8, 2018.

•
On November 8, 2018, at approximately 6:15 a.m., the Utility’s Caribou-Palermo 115kV Transmission Line relayed and deenergized. At approximately 6:30 a.m. that day, a Utility employee observed fire in the vicinity of Tower :27/222, and this observation was reported to 911 by Utility employees. In the afternoon of November 8, the Utility observed damage on the line at Tower :27/222. Specifically, an aerial patrol identified that a suspension insulator supporting a transposition jumper had separated from an arm on Tower :27/222.

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On November 14, 2018, the Utility observed a broken C-hook attached to the separated suspension insulator that had connected the suspension insulator to a tower arm, along with wear at the connection point. In addition, the Utility observed a flash mark on Tower :27/222 near where the transposition jumper was suspended and damage to the transposition jumper and suspension insulator.

•
In addition to the events on the Caribou-Palermo 115kV Transmission Line, on November 8, 2018, at approximately 6:45 a.m., the Utility’s Big Bend 1101 12 kV Circuit experienced an outage. On November 9, 2018, a Utility employee on patrol arrived at the location of the pole with Line Recloser (“LR”) 1704 on the Big Bend 1101 Circuit and observed that the pole and other equipment were on the ground with bullets and bullet holes at the break point of the pole and on the equipment. On November 12, 2018, a Utility employee was patrolling Concow Road north of LR 1704 when he observed wires down and damaged and downed poles at the intersection of Concow Road and Rim Road. At this location, the employee observed several snapped trees, with some on top of the downed wires.

The full text of the EIRs and the 20-Day Electric Incident Report, along with certain other information and documents relating to the Camp Fire, are publicly available on PG&E’s wildfire update website (http://investor.pgecorp.com/wildfire-updates/default.aspx). For additional information about the Camp Fire, see the Corporation’s and the Utility’s current report on Form 8-K dated November 9, 2018, and their subsequent reports filed with the Securities and Exchange Commission (the “SEC”). The information contained on PG&E’s website, including the specific websites referenced above or below, is not part of this or any other report that the Corporation or the Utility files with, or furnishes to, the SEC.

2017 Northern California Wildfires

Beginning on October 8, 2017, multiple wildfires spread through Northern California, including Napa, Sonoma, Butte, Humboldt, Mendocino, Del Norte, Lake, Nevada and Yuba Counties, as well as in the area surrounding Yuba City (the “2017 Northern California wildfires” and, together with the Camp Fire, the “2017 and 2018 Northern California wildfires”). According to Cal Fire’s California Statewide Fire Summary dated October 30, 2017, at the peak of the 2017 Northern California wildfires, there were 21 major fires that, in total, resulted in 44 fatalities, burned over 245,000 acres and destroyed an estimated 8,900 structures.

For additional information about the 2017 Northern California wildfires, see PG&E’s wildfire update website noted above and the Corporation’s and the Utility’s annual report on Form 10-K for the year ended December 31, 2017, their quarterly reports for the quarters ended March 31, 2018, June 30, 2018, and September 30, 2018, and their subsequent reports filed with the SEC.

Third Party Claims, Investigations and Other Proceedings Related to the 2017 and 2018 Northern California Wildfires

If the Utility’s facilities, such as its electric distribution and transmission lines, are determined to be the substantial cause of one or more fires, and the doctrine of inverse condemnation applies, the Utility could be liable for property damage, business interruption, interest and attorneys’ fees without having been found negligent.  California courts have imposed liability under the doctrine of inverse condemnation in legal actions brought by property holders against utilities on the grounds that losses borne by the person whose property was damaged through a public use undertaking should be spread across the community that benefited from such undertaking, and based on the assumption that utilities have the ability to recover these costs from their customers. Further, California courts have determined that the doctrine of inverse condemnation is applicable regardless of whether the CPUC ultimately allows recovery by the utility for any such costs. The CPUC may decide not to authorize cost recovery even if a court decision were to determine that the Utility is liable as a result of the application of the doctrine of inverse condemnation.

Senate Bill 901, signed into law on September 21, 2018, requires the CPUC to establish a customer harm threshold, directing the CPUC, in applications for cost recovery in connection with the 2017 Northern California wildfires, to limit certain disallowances in the aggregate, so that they do not exceed the maximum amount that PG&E can pay without harming ratepayers or materially impacting its ability to provide adequate and safe service (the “Disallowance Threshold”). Senate Bill 901 also authorizes the CPUC to issue a financing order that permits recovery, through the issuance of recovery bonds (also referred to as “securitization”), of wildfire-related costs found to be just and reasonable by the CPUC and, only for the 2017 Northern California wildfires, any amounts in excess of the Disallowance Threshold. Senate Bill 901 does not authorize securitization with respect to possible Camp Fire costs, as the bill on its face does not address fires that occurred in 2018. On January 10, 2019, the CPUC adopted an Order Instituting Rulemaking (the “OIR”), which establishes a process to develop criteria and a methodology to inform determinations of the Disallowance Threshold in future applications under Section 451.2(a) of the Public Utilities Code for cost recovery of 2017 wildfire costs.  In the OIR, the CPUC stated that “consistent with Section 451.2(a), the determination of what costs and expenses are just and reasonable must be made in the context of an application for the recovery of specific costs related to the 2017 wildfires.”  Based on the CPUC’s interpretation of Section 451.2 as outlined in the OIR, PG&E believes that any securitization of costs relating to the 2017 Northern California wildfires would not occur, if at all, until (a) PG&E has paid claims relating to the 2017 Northern California wildfires, (b) PG&E has filed application for recovery of such costs and (c) the CPUC makes a determination that such costs are just and reasonable or in excess of the Disallowance Threshold.  PG&E therefore does not expect the CPUC to permit PG&E to securitize costs relating to the 2017 Northern California wildfires on an expedited or emergency basis. Based on the OIR, as well as prior experience and precedent, and unless the CPUC alters the position expressed in the OIR, PG&E believes it likely would take years to obtain authorization to securitize any amounts relating to the 2017 Northern California wildfires.

In addition to claims for property damage, business interruption, interest and attorneys’ fees, the Utility could be liable for fire suppression costs, evacuation costs, medical expenses, personal injury damages, punitive damages and other damages under other theories of liability, including if the Utility were found to have been negligent.

Further, the Utility could be subject to material fines or penalties if the CPUC or any law enforcement agency brought an enforcement action, including a criminal proceeding, and determined that the Utility failed to comply with applicable laws and regulations.

As of January 11, 2019, PG&E is aware of approximately 50 complaints on behalf of at least 2,000 plaintiffs related to the Camp Fire, six of which seek to be certified as class actions. The litigation currently pending against PG&E related to the Camp Fire includes claims under multiple theories of liability, including inverse condemnation, trespass, private nuisance, public nuisance, negligence, negligence per se, negligent interference with prospective economic advantage, negligent infliction of emotional distress, premises liability, violations of the Public Utilities Code, violations of the Health & Safety Code, malice and false advertising in violation of the California Business and Professions Code. The plaintiffs principally assert that PG&E’s alleged failure to maintain and repair its distribution and transmission lines and failure to properly maintain the vegetation surrounding such lines were the causes of the Camp Fire. The plaintiffs seek damages and remedies that include wrongful death, personal injury, property damage, evacuation costs, medical expenses, establishment of a class action medical monitoring fund, punitive damages, attorneys’ fees and other damages. Just over two months have elapsed since the Camp Fire, a relatively short amount of time in which to assert claims. As such, PG&E expects a significant number of additional claims to be asserted with respect to the Camp Fire.

As of January 11, 2019, PG&E is aware of approximately 700 complaints on behalf of at least 3,600 plaintiffs related to the 2017 Northern California wildfires, five of which seek to be certified as class actions. These cases have been coordinated in the San Francisco County Superior Court. The coordinated litigation is in the early stages of discovery. A trial with respect to the Atlas fire has been scheduled to begin on September 23, 2019. The litigation currently pending against PG&E related to the 2017 Northern California wildfires includes claims under multiple theories of liability, including inverse condemnation, trespass, private nuisance and negligence. They principally assert that PG&E’s alleged failure to maintain and repair its distribution and transmission lines and failure to properly maintain the vegetation surrounding such lines were the causes of the 2017 Northern California wildfires. The plaintiffs seek damages that include wrongful death, personal injury, property damage, evacuation costs, medical expenses, punitive damages, attorneys’ fees and other damages.

Insurance carriers who have made payments to their insureds for property damage arising out of the 2017 Northern California wildfires have filed 41 subrogation complaints in the San Francisco County Superior Court as of January 11, 2019. These complaints allege, among other things, negligence, inverse condemnation, trespass and nuisance. The allegations are similar to the ones made by individual plaintiffs. Insurance carriers have filed three similar subrogation complaints with respect to the Camp Fire in the Sacramento County Superior Court.

Various government entities, including Mendocino, Napa and Sonoma Counties and the City of Santa Rosa, also have asserted claims against PG&E based on the damages that these government entities allegedly suffered as a result of the 2017 Northern California wildfires. Such alleged damages include, among other things, loss of natural resources, loss of public parks, property damages and fire suppression costs. The causes of action and allegations are similar to the ones made by individual plaintiffs and the insurance carriers. PG&E expects similar claims to be made by various government entities with respect to the Camp Fire.

PG&E expects to be the subject of numerous additional claims in connection with the 2017 and 2018 Northern California wildfires.

Cal Fire and the CPUC are investigating the 2017 and 2018 Northern California wildfires.  PG&E also is the subject of investigations or other actions by the county District Attorneys to whom Cal Fire has referred its investigations into certain of the 2017 Northern California wildfires, including the McCourtney, Lobo, Sulphur, Blue, Norrbom, Adobe, Partrick, Pythian, Pocket and Atlas fires. Additional investigations and actions may arise out of the other 2017 Northern California wildfires and the Camp Fire.

Potential Losses in Connection with the 2017 and 2018 Northern California Wildfires

On December 12, 2018, the California Department of Insurance issued a news release announcing an update on property losses in connection with the 2018 wildfires in Southern California (which are not in the Utility’s service territory) and the Camp Fire, stating that, as of such date, “the preliminary claims data reflects $9.05 billion in actual losses for commercial and residential coverage, personal and commercial vehicles, and agricultural and other coverages,” of which approximately $7 billion relates to statewide claims from the Camp Fire. On September 6, 2018, the California Department of Insurance issued a news release announcing that insurers have received nearly 55,000 insurance claims totaling more than $12.28 billion in losses, of which approximately $10 billion relates to statewide claims from the 2017 Northern California wildfires.  As discussed below, the dollar amounts announced by the California Department of Insurance do not reflect PG&E’s total potential liability for insured property losses and do not include any uninsured or underinsured property losses or any non-property losses, punitive damages, fines, penalties or damages for claims related to the 2017 and 2018 Northern California wildfires that have not manifested yet (“future claims”).

The dollar amounts announced by the California Department of Insurance represent an aggregate amount of approximately $17 billion of insurance claims made as of the above dates related to the 2017 and 2018 Northern California wildfires. PG&E expects that additional claims have been submitted and will continue to be submitted to insurers, particularly with respect to the Camp Fire. These claims reflect insured property losses only. The $17 billion of insurance claims made as of the above dates does not account for uninsured or underinsured property losses, interest, attorneys’ fees, fire suppression and clean-up costs, evacuation costs, personal injury or wrongful death damages, medical expenses or other costs, such as potential punitive damages, fines or penalties, or losses related to future claims, each of which could be significant.  The scope of all claims related to the 2017 and 2018 Northern California wildfires is not known at this time because of the applicable statutes of limitations under California law.

If PG&E were to be found liable for certain or all of the costs, expenses and other losses described above with respect to the 2017 and 2018 Northern California wildfires, the amount of such liability could exceed $30 billion, which amount does not include potential punitive damages, fines and penalties or damages related to future claims.  This estimate is based on a wide variety of data and other information available to PG&E and its advisors, including the factors described in the last paragraph of this section and various precedents involving similar claims, and accounts for property losses (including insured, uninsured and underinsured property losses), interest, attorneys’ fees, fire suppression and clean-up costs, evacuation costs, personal injury or wrongful death damages, medical expenses and certain other costs. The process for estimating losses associated with claims requires management to exercise significant judgment based on a number of assumptions and subjective factors. This estimate is not intended to provide an upper end of the range of potential liability arising from the 2017 and 2018 Northern California wildfires, which management is not able to reasonably determine at this time. In certain circumstances, PG&E’s liability could be substantially greater than such amount.

If PG&E were to be found liable for any punitive damages or subject to fines or penalties, the amount of such punitive damages, fines and penalties could be significant. PG&E has received significant fines and penalties in connection with past incidents. For example, in 2015, the CPUC approved a decision that imposed penalties on the Utility totaling $1.6 billion in connection with the natural gas explosion that occurred in the City of San Bruno, California on September 9, 2010 (the “San Bruno explosion”). These penalties represented nearly three times the underlying liability for the San Bruno explosion of approximately $558 million incurred for third-party claims, exclusive of shareholder derivative lawsuits and legal costs incurred. The amount of punitive damages, fines and penalties imposed on PG&E could likewise be a significant amount in relation to the underlying liabilities with respect to the 2017 and 2018 Northern California wildfires.

Potential liabilities related to the 2017 and 2018 Northern California wildfires depend on various factors, including but not limited to the cause of each fire, contributing causes of the fires (including alternative potential origins, weather and climate related issues), the number, size and type of structures damaged or destroyed, the contents of such structures and other personal property damage, the number and types of trees damaged or destroyed, attorneys’ fees for claimants, the nature and extent of any personal injuries, including the loss of lives, the extent to which future claims arise, the amount of fire suppression and clean-up costs, other damages the Utility may be responsible for if found negligent, and the amount of any penalties or fines that may be imposed by governmental entities. There are a number of unknown facts and legal considerations that may impact the amount of any potential liability, including the total scope and nature of claims that may be asserted against PG&E.

Potential Insurance Recoveries

PG&E has approximately $840 million of insurance coverage for liabilities, including wildfire events, for the period from August 1, 2017 through July 31, 2018. During the third quarter of 2018, PG&E renewed its liability insurance coverage for wildfire events in an aggregate amount of approximately $1.4 billion for the period from August 1, 2018 through July 31, 2019. PG&E expects its losses in connection with the 2017 and 2018 Northern California wildfires will greatly exceed its available insurance. PG&E also expects to face increasing difficulty securing liability insurance in future years due to availability and to face significantly increased insurance costs.

Liquidity Outlook

As of January 11, 2019, the Corporation and the Utility had approximately $0.4 billion and $1.1 billion, respectively, of cash and cash equivalents on hand. On November 13, 2018, the Corporation and the Utility drew all remaining amounts then available under their respective $300 million and $3.0 billion revolving credit facilities. As of January 11, 2019, approximately $35 million of aggregate borrowings was available under the revolving credit facilities as a result of the retirement of certain letters of credit in December 2018, subject to satisfaction of the applicable conditions precedent to borrowing.

During 2018 and 2019, the Corporation’s and the Utility’s credit ratings were subject to multiple downgrades by Fitch Ratings (“Fitch”), S&P Global Ratings (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”). On January 7, 2019, S&P downgraded the Corporation’s and the Utility’s credit ratings to “B”, which is below investment grade, and S&P indicated that the Corporation and the Utility are under review for further downgrades. On January 10, 2019, Moody’s downgraded the Corporation’s credit ratings to “B2” and the Utility’s credit ratings to “Ba3”, both of which are below investment grade, and Moody’s indicated that the Corporation and the Utility are under review for further downgrades.  As of January 11, 2019, the Corporation’s and the Utility’s credit ratings with Fitch remained at investment grade levels, but Fitch has indicated that the Corporation and the Utility are under review for further downgrades. As a result of PG&E’s credit ratings ceasing to be rated as investment grade by S&P and Moody’s, PG&E is required to post significant collateral under its derivative instruments and is exposed to significant constraints on its customary trade credit.

PG&E does not intend to make the interest payment of approximately $21.6 million due on January 15, 2019, with respect to its outstanding 5.40% Senior Notes due January 15, 2040 (the “2040 Notes”). Under the indenture governing the 2040 Notes, PG&E has a 30-day grace period to make the interest payment before triggering an event of default.

PG&E believes that it currently could access, outside of a restructuring under Chapter 11, a significant amount of capital, but only in the form of secured indebtedness, using the Utility’s assets to secure such additional funding, or in more esoteric forms of alternative capital that would be relatively dilutive or expensive. The amount of any such additional secured indebtedness would be limited, however, by covenants applicable to the Utility’s outstanding securities and credit agreements (including limitations on permitted secured indebtedness and a maximum ratio of total consolidated indebtedness to total consolidated capitalization), and the amount of that additional secured indebtedness could be reduced by significant accounting accruals that the Utility may incur with respect to the Camp Fire.  Nevertheless, PG&E could extend its liquidity for an extended period of time by using its assets to secure the issuance of additional capital or by accessing such forms of alternative capital.  After a thorough review with management and financial and legal advisors, PG&E’s boards of directors have concluded, however, that issuing substantial amounts of secured indebtedness or accessing such forms of alternative capital to extend PG&E’s liquidity outside of a restructuring under Chapter 11 is not in the best interests of PG&E and its stakeholders, and would not address the fundamental issues and challenges PG&E faces, including:

•	resolving potential liabilities resulting from the 2017 and 2018 Northern California wildfires in an orderly, fair and expeditious process,

•	uncertainty regarding whether, when and to what degree the Utility will be able to recover costs related to wildfires through ratemaking, particularly in light of the OIR discussed above,

•	the potential for future catastrophic wildfires, stemming in part from climate change, and

•	the additional factors described below under the heading “Chapter 11 Filing”.

PG&E has engaged in discussions with potential lenders with respect to debtor-in-possession (“DIP”) financing. PG&E expects to have approximately $5.5 billion of committed DIP financing at the time it files for relief under Chapter 11 on or about January 29, 2019, and has received highly confident letters from a number of major banks. The DIP financing will provide PG&E with sufficient liquidity to fund its ongoing operations, including its ability to provide safe service to customers.

CPUC Order Instituting Investigation into PG&E’s Locate and Mark Activities and Reporting

On December 14, 2018, the CPUC approved a new Order Instituting Investigation (the “Locate & Mark OII”) to “determine whether PG&E has violated legal requirements for the utility to timely locate and mark natural gas pipelines, so as to ensure that third party construction excavation does not damage pipes and other components and thus diminish safety.” The Locate & Mark OII cites a report by the CPUC’s Safety Enforcement Division (the “SED”), which alleges that the Utility committed numerous safety violations and certain employees falsified records related to the Utility’s locate and mark activities between 2012 and 2017. As described in the Locate & Mark OII, the SED report alleges that the Utility lacked sufficient staffing to locate and mark natural gas pipelines in compliance with law, pressured supervisors and locators to complete the work resulting in certain of the Utility’s staff falsifying data so that requests for pipeline locating and marking would not appear as late, and had common knowledge among its supervisors that locators falsified data and received input from external parties that there were discrepancies in its late locate and mark reporting. The Locate & Mark OII requires the Utility to show cause why the CPUC should not find violations in this matter, and why the CPUC should not impose penalties, or any other forms of relief, if any violations are found. In a news release issued on December 14, 2018, CPUC President Michael Picker stated that “Utility falsification of safety related records is a serious violation of law and diminishes our trust in the utility’s reports on their progress.... These findings are another example of why we are investigating PG&E’s safety culture. Our upcoming consideration of measures that address systemic safety issues at PG&E will determine the best path forward for Northern Californians to receive safe electrical and natural gas service in the future.”

The CPUC will determine the penalty to be imposed on the Utility for any proven violation and determine whether shareholders or ratepayers will bear the costs of the investigation. The CPUC can impose fines of up to $50,000 for each applicable violation, per day, for violations occurring prior to January 1, 2019, and fines of up to $100,000 for each applicable violation, per day, for violations occurring or continuing on or after January 1, 2019. A prehearing conference will be held to set the procedural schedule.

CPUC Order Instituting Investigation into PG&E’s Safety Culture

On December 21, 2018, the CPUC issued a Scoping Memo and Ruling (the “Scoping Memo”) setting forth the scope to be addressed in the next phase of its ongoing investigation into whether the organizational culture and governance of PG&E prioritizes safety and adequately directs resources to promote accountability and achieve safety goals and standards (the “Safety Culture OII”).  The Scoping Memo provides that the CPUC “will examine [PG&E’s] current corporate governance, structure, and operations to determine if the utility is positioned to provide safe electrical and gas service, and will review alternatives to the current management and operational structures of providing electric and gas service in Northern California.”  In the Scoping Memo, the CPUC alleges that PG&E has had “serious safety problems with both its gas and electric operations for many years” and that despite being subject to penalties and other remedial consequences in connection with these problems, PG&E has failed to develop “a comprehensive enterprise-wide approach to address safety.” The Scoping Memo outlines a number of alternatives to address the CPUC’s concerns regarding PG&E’s safety culture, including, but not limited to, (i) replacement of all or part of PG&E’s existing boards of directors and corporate management, (ii) separating PG&E’s gas and electric distribution and transmission businesses into separate companies, (iii) reorganizing PG&E into regional subsidiaries based on regional distinctions, (iv) constituting PG&E as a publicly owned utility or utilities, (v) separating PG&E’s generation services from its distribution and transmission services and (vi) conditioning PG&E’s return on equity on safety performance.

PG&E’s preliminary comments on the Scoping Memo are due January 30, 2019.  For additional information about the Safety Culture OII, see the Corporation’s and the Utility’s annual report on Form 10-K for the year ended December 31, 2017, their quarterly reports for the quarters ended March 31, 2018, June 30, 2018, and September 30, 2018, and their subsequent reports filed with the SEC.

U.S. District Court Matters and Probation

On January 26, 2017, following the federal criminal trial against the Utility in connection with the San Bruno explosion, in which the Utility was found guilty on six felony counts, the Utility was sentenced to, among other things, a five-year corporate probation period and oversight by a third-party monitor for a period of five years, with the ability to apply for early termination after three years.  The probation includes a requirement that the Utility not commit any local, state or federal crimes during the probation period.

On November 27, 2018, Judge William Alsup, the United States District Judge overseeing the Utility’s probation, issued an order requiring that the Utility, the United States Attorney’s Office for the Northern District of California (the “USAO”) and the third-party monitor provide written answers to a series of questions regarding the Utility’s compliance with the terms of its probation, including what requirements of the Utility’s probation “might be implicated were any wildfire started by reckless operation or maintenance of PG&E power lines” or “might be implicated by any inaccurate, slow, or failed reporting of information about any wildfire by PG&E.”  Judge Alsup also ordered the Utility to provide “an accurate and complete statement of the role, if any, of PG&E in causing and reporting the recent Camp Fire in Butte County and all other wildfires in California” since January 2017 (“Question 4 of the November 27 Order”).  On December 5, 2018, Judge Alsup issued an order requesting that the Office of the California Attorney General advise the court of its view on “the extent to which, if at all, the reckless operation or maintenance of PG&E power lines would constitute a crime under California law.”  The responses of the Attorney General were submitted on December 28, 2018, and the responses of the Utility, the USAO and the third-party monitor were submitted on December 31, 2018.

On January 3, 2019, Judge Alsup issued a new order requiring that the Utility provide further information regarding the Atlas fire.  Judge Alsup noted that “[t]his order postpones the question of the adequacy of PG&E’s response” to Question 4 of the November 27 Order.  On January 4, 2019, Judge Alsup issued another order requiring that the Utility provide “with respect to each of the eighteen October 2017 Northern California wildfires that [Cal Fire] has attributed to [the Utility’s] facilities,” information regarding the wind conditions in the vicinity of each fire’s origin and information about the equipment allegedly involved in each fire’s ignition.  The responses of the Utility were submitted on January 10, 2019.

On January 9, 2019, Judge Alsup ordered the Utility to appear in court on January 30, 2019, as a result of the court’s finding that “there is probable cause to believe there has been a violation of the conditions of supervision” with respect to reporting requirements related to the 2017 Honey fire.  In addition, on January 9, 2019, Judge Alsup issued an order (the “January 9 Order”) proposing to add new conditions of probation that would require PG&E, among other things, to:

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prior to June 21, 2019, “re-inspect all of its electrical grid and remove or trim all trees that could fall onto its power lines, poles or equipment in high-wind conditions, . . . identify and fix all conductors that might swing together and arc due to slack and/or other circumstances under high-wind conditions[,] identify and fix damaged or weakened poles, transformers, fuses and other connectors [and] identify and fix any other condition anywhere in its grid similar to any condition that contributed to any previous wildfires”,

•	“document the foregoing inspections and the work done and . . . rate each segment’s safety under various wind conditions” and

•	at all times from and after June 21, 2019, “supply electricity only through those parts of its electrical grid it has determined to be safe under the wind conditions then prevailing.”

PG&E is ordered to show cause by January 23, 2019 as to why PG&E’s conditions of probation should not be modified as proposed.  Judge Alsup requested that Cal Fire file a public statement, and invited the CPUC to comment, by January 25, 2019.  A hearing on the January 9 Order will be held on January 30, 2019.

It is uncertain what impact the matters discussed above will have on the Utility’s probation.  PG&E’s filings with the court can be found at http://investor.pgecorp.com/wildfire-updates/default.aspx.

Chapter 11 Filing

Following a comprehensive review with the assistance of outside advisors, upon recommendation of PG&E’s management, the boards of directors of the Corporation and the Utility have determined that commencing reorganization cases under Chapter 11 is appropriate, necessary and in the best interests of all stakeholders, including wildfire claimants, PG&E’s other creditors and shareholders.  In evaluating the decision to seek relief under Chapter 11, the boards of directors of the Corporation and the Utility spent considerable time in consulting with PG&E’s senior management, financial advisors and outside legal counsel.  Before reaching their unanimous decisions to seek such relief, the boards of directors considered and balanced a variety of factors, including the following:

•	the continued safe delivery of natural gas and electric service to PG&E’s millions of customers,

•	the need for an orderly, fair and expeditious process to assess and resolve PG&E’s potential liabilities resulting from the 2017 and 2018 Northern California wildfires,

•
PG&E’s financial profile and the amount of capital necessary to address PG&E’s potential wildfire liabilities and to continue to operate its business safely and to make investments in its systems, infrastructure and critical safety efforts, including its Community Wildfire Safety Program, an additional precautionary measure implemented following the 2017 Northern California wildfires to further reduce wildfire risk,

•	the extensive restoration and rebuilding efforts necessary to assist communities affected by the 2017 and 2018 Northern California wildfires,

•	how to work with regulators and policymakers on a solution that benefits a variety of stakeholders,

•	the likelihood that regulators and policymakers were willing and able to timely implement extraordinary measures to stabilize PG&E’s financial condition,

•	the impact of the Locate & Mark OII and the Safety Culture OII on PG&E’s overall environment, including resulting negative perceptions,

•	PG&E’s reputation with its customers, regulators and policymakers,

•	the significant increase in wildfire risk resulting from climate change, including the likelihood that future wildfires result in additional claims against PG&E,

•	the Utility’s obligations as a regulated utility, including the responsibility to deliver California’s renewable energy mandates,

•	how to best preserve and maximize the value of PG&E’s existing business for the benefit of all of its economic stakeholders, including wildfire claimants, PG&E’s other creditors and shareholders,

•
the unique nature of California’s doctrine of inverse condemnation and whether it is possible for PG&E to continue to own and operate all of its current assets as an investor-owned utility subject to that doctrine,

•	the opportunity that Chapter 11 provides to maximize the value of certain PG&E assets and businesses, including through the possible sale or other disposition of such assets and businesses,

•	the impact that the current operating environment has on PG&E’s ability to recruit new directors, officers and key employees and the stability of PG&E’s workforce overall, and

•	the impact that the current operating environment has on PG&E’s ability to obtain liability insurance for its various business activities and at commercially reasonable cost.

The boards of directors of the Corporation and the Utility have thoroughly considered the issues facing PG&E and the factors described above and concluded that a court-supervised Chapter 11 reorganization, through which such boards expect PG&E will be able to obtain DIP financing, is ultimately the only viable option to restore PG&E’s financial stability and make sure PG&E has sufficient liquidity to fund its ongoing operations and provide safe service to customers.

PG&E is and has been willing to consider all possible solutions that improve safety and service, while providing equitable treatment for wildfire claimants, employees, customers, other creditors and other constituencies.  PG&E believes that the Chapter 11 reorganization cases will allow it to work with these many constituencies in one court-supervised forum to comprehensively address its potential liabilities and to implement necessary changes.  PG&E recognizes the need, as the CPUC identified in the Safety Culture OII, to consider a broad range of alternatives for providing safe electric and natural gas service in Northern California. As will be detailed in its submission to the CPUC in response to the Safety Culture OII, which PG&E expects to file by January 30, 2019, PG&E plans to work with the CPUC and PG&E’s other stakeholders over the course of the Chapter 11 reorganization cases to explore various structural alternatives that have the potential to lead to improved safety and service for customers and to maximize the value of PG&E’s businesses.

PG&E expects that the decision to seek relief under Chapter 11 will raise concerns among its constituencies, including customers, vendors, suppliers and employees, and may lead to a contraction in trade credit and the departure of key employees. PG&E has taken steps, however, to mitigate the impact of these potential developments. Notwithstanding the challenging liquidity situation discussed above, PG&E expects that it will have sufficient cash available to continue providing service to its customers through the anticipated date of the Chapter 11 filing and until DIP financing is expected to become available.  PG&E expects to operate in the ordinary course of business following the Chapter 11 filing, including providing uninterrupted electric and natural gas service to its millions of customers, paying employee wages and benefits and meeting obligations to vendors and suppliers.

Notice Under PUC 854.2(d)

Pursuant to Senate Bill 901, effective as of January 1, 2019, Public Utilities Code § 854.2(d) (“PUC 854.2(d)”) now requires at least 15 days’ advance notice to “covered employees” prior to a “change in control” of a utility, which is defined to include any filing seeking bankruptcy protection. In light of the facts and circumstances described above, and for the reasons discussed above, PG&E provided notice to employees on January 14, 2019 that the Corporation and the Utility will each make a voluntary filing under Chapter 11 on or about January 29, 2019. For purposes of PUC 854.2(d), the “predecessor employer” will be the Corporation, which controls the Utility, and the “successor employer” will be the Corporation. The effective date of the change in control for purposes of PUC 854.2(d) will be the date such filings are made.

Item 5.02                  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 13, 2019, the boards of directors of the Corporation and the Utility approved the following management changes, effective immediately: Geisha J. Williams stepped down from her position as Chief Executive Officer and President of the Corporation and resigned from the boards of directors of the Corporation and the Utility, and John R. Simon was appointed as Interim Chief Executive Officer of the Corporation.

Ms. Williams’ resignation from such boards does not involve any disagreement on any matter relating to the Corporation’s or the Utility’s operations, policies or practices. Ms. Williams is entitled to receive severance benefits under the PG&E Corporation Officer Severance Policy, as described in the most recent joint proxy statement of the Corporation and the Utility.

From March 2017 to the present, Mr. Simon, 54, has served as Executive Vice President and General Counsel for the Corporation. In his role, he has overseen Law; Land and Environmental Management; and Enterprise Records Information Management. Mr. Simon joined the Corporation in 2007 and has held several senior roles within PG&E, including Executive Vice President, Corporate Services and Human Resources and Senior Vice President, Human Resources.

Janet C. Loduca, currently Senior Vice President and Deputy General Counsel of the Utility, will serve as Interim Senior Vice President and General Counsel of the Corporation.

A copy of the related news release dated January 13, 2019 is attached to this report as Exhibit 99.1.

Item 9.01                  Financial Statements and Exhibits

(d) Exhibits

Exhibit 99.1	News Release dated January 13, 2019

Cautionary Statement Concerning Forward-Looking Statements

This current report on Form 8-K includes forward-looking statements that are not historical facts, including statements about the beliefs, expectations, estimates, future plans and strategies of PG&E. These statements are based on current expectations and assumptions, which management believes are reasonable, and on information currently available to management, but are necessarily subject to various risks and uncertainties. In addition to the risk that these assumptions prove to be inaccurate, other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include factors disclosed in the Corporation’s and the Utility’s annual report on Form 10-K for the year ended December 31, 2017, their quarterly reports for the quarters ended March 31, 2018, June 30, 2018, and September 30, 2018, and their subsequent reports filed with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PG&E CORPORATION

Dated: January 14, 2019	By:	/s/ Jason P. Wells
Name: Jason P. Wells
Title: Vice President and Chief Financial Officer

PACIFIC GAS AND ELECTRIC COMPANY

Dated: January 14, 2019	By:	/s/ David S. Thomason
Name: David S. Thomason
Title: Vice President, Chief Financial Officer and Controller